UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2006

Kite Realty Group Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32268	11-3715772
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 South Meridian Street, Suite 1100, Indianapolis, Indiana		46204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-577-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2006, the Compensation Committee (the "Committee") of the Board of Trustees of Kite Realty Group Trust (the "Company") approved the establishment of benchmarks to determine the 2006 bonuses for the Company’s executive officers other than Alvin E. Kite, Jr., the Company’s Chairman, whose bonus the Committee decided to determine separately on an annual basis. The Company expects to pay the 2006 bonuses in early 2007. The Company’s executive officers participate in the Kite Realty Group Trust Executive Bonus Plan, filed on August 20, 2004 as Exhibit 10.27 to the Company’s Current Report on Form 8-K.

The Committee determined that the 2006 annual bonuses will be based on objective and subjective criteria and both corporate and individual performance. The principal corporate performance measures will be Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts (to be determined prior to any impairment losses and adjusted for the effects of any equity offerings), new development projects and acquisitions of properties. The Committee will measure corporate and individual performance to determine whether the individual has earned a "threshold," "target," "superior," or "outperformance" bonus. The Committee determined that in the case of Thomas K. McGowan, the Company’s Executive Vice President and Chief Operating Officer, and Daniel R. Sink, the Company’s Senior Vice President and Chief Financial Officer, approximately 80% of their bonuses will be based on achievement of corporate goals, with the remainder of the bonus based on achievement of individual goals. In the case of John A. Kite, the Company’s President and Chief Executive Officer, the Committee determined that his bonus will be based entirely on the achievement of corporate goals.

The range of bonuses for each of the Company’s executive officers, other than Alvin E. Kite, Jr., expressed as a percentage of the individual’s base annual salary, is expected to be as follows: John A. Kite, 0-200%; Thomas K. McGowan, 0-175%; and Daniel R. Sink, 0-125%.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kite Realty Group Trust

July 7, 2006	By:	/s/ Daniel R. Sink

Name: Daniel R. Sink
Title: Senior Vice President, Chief Financial Officer and Treasurer